Exhibit 10.1

Yidu Municipal People’s Government	SkyPeople Juice Group Company Limited

        Investment/Service Agreement
The Yidu Orange Comprehensive Deep Processing Zone (the “Zone”)

Party A: Yidu Municipal People’s Government   (hereinafter referred to as “Party A”)
Party B: SkyPeople Juice Group Company Limited  (hereinafter referred to as “Party B”)

Through multiple discussions and field studies, and based on the principles of equal consultation and mutual benefit, Yidu Municipal People’s Government and SkyPeople Juice Group Company Limited, with regard to the Yidu Orange Comprehensive Deep Processing Zone, have reached the following agreements (the “Agreement”) which shall be observed by both parties.

I. Name of the Project

Yidu Orange Comprehensive Deep Processing Zone (the specific name shall be subject to approval by the local authority of the National Development and Reform Commission).

II. Project Construction

The main scope of the Project includes the establishment of: one modern orange distribution and sales center; one research and development center for orange varietal improvement and engineering technology; one standardized orange plantation; one orange comprehensive utilization deep processing zone; one 45 ton/hour concentrated orange juice and byproduct deep processing production line; one bottled juice drink production line with a production capacity of 6,000 glass bottles per hour, as well as certain ancillary service facilities, including one storage freezer facility with a capacity to store 20,000 tons of concentrated orange juice, general purpose facilities within the Zone, office space, general research and development facilities, service area, living quarters and other ancillary support areas.

III. Investor and Total Investment

Party B will be responsible for the establishment and construction of the Project. The total amount of investment in fixed assets and the purchase of land use right for the Project Land (as defined in article IV) is expected to be RMB 300 million and Party B will be responsible for the financing of the Project. The construction period of the project starts from 2012 and ends in 2014. The concentrated orange juice and byproduct deep processing production line and bottled juice drink production line shall be set up and shall start operation within 18 months after the date of land delivery, which are expected to generate annual revenue of RMB 60 million and RMB 2 million of taxes payable to the local government, and create 80 new jobs. The modern orange distribution and sales center shall be set up and start operation within 18 months after the date of land delivery, which is expected to generate annual revenue of RMB 200 million and RMB 3 million of taxes payable to the local government and create 120 new jobs.

IV. Project Site Selection

After the field studies and site selection by Party A and Party B, Party A agrees that the Project shall be built on a parcel of land approximately 280 mu in size located at Gaobazhou Town of Yidu City (the “Project Land”). The specific location of the Project Land shall be subject to the description set forth in the site selection approval issued by Yidu Municipal Bureau of City Planning and the actual size of the Project Land shall be subject to the red line map issued by the State Land Bureau in Yidu.

V. Project Land and Related Issues

1. The consideration for transferring the land use right for the Project Land shall be RMB 0.3 million per mu (including compensation for land acquisition, land occupancy charges for the new construction site, farmland reclamation fees, land management fees, demolition and resettlement compensation, land transferring fees and all other fees in connection with transferring the land use right for the Project Land (the “Land Grant Fee”)). The nature and term of the land use right of the Project Land shall be subject to the relevant state rules and regulations.

2. Party B shall pay RMB 80,000 per mu as a partial payment of the Land Grant Fee to Party A to a bank account designated by Party A within 15 business days following the execution of this Agreement. The remaining balance of the Land Grant Fee shall be paid in one lump sum within 5 days following the date a Notice of Payment for Land Grant Fee (“Payment Notice”) shall have been issued by the relevant government authority.

3. Party A shall authorize and instruct its Agricultural Bureau to locate the parcel of land to be used for the orange varietal improvement and engineering technology center; details related to the leasing of the parcel so located shall be negotiated by Party B and the leasor of the land.

4. Party A shall be responsible for all the demolition issues and all associated expenses within the Project Land, including but not limited to the demolition of buildings and electric power lines on the Project Land.

5. According to the actual condition of the Project Land, the scope of demolition shall be as follows: the buildings located on the land designated for the concentrated orange juice and byproducts deep processing production line and bottled juice drink production line shall be demolished gradually along the Yangtze River and buildings located along Yi Hua First Class Highway shall be demolished gradually (to ensure the construction of a 200-meter main gate for the Project), and all buildings on such land shall be demolished. The buildings on the land to be used for the modern distribution and sales center along Yi Hua First Class Highway shall be gradually demolished (to ensure the construction of a 200-meter main gate for the Project).  The land to be delivered by Party A to Party B shall be free and clear of any encumbrances or any disputes. If the residents remaining on the Project Land shall have affected the progress of the construction and production of Party B, Party A shall be responsible for coordinating and resolving any such matters.

6. Within 90 business days after receiving the partial payment of the Land Grant Fee of RMB 80,000 per mu from Party B, Party A shall complete the demolition work with respect to the land designated for phase I of Project, which includes the construction of the concentrated orange juice and byproduct deep processing production line and bottled juice drink production line, and deliver the land to Party B.  The demolition on and delivery of the rest of the Project Land shall be conducted stage-by-stage in accordance with the progress of the Project.

7. Party A shall be responsible for the financing and construction of the basic infrastructure surrounding the Project Land, such as the main water supply, main water drainage, main power supply, main roads, natural gas provision and communications network. Prior to Party A’s commencement of the infrastructure construction, Party B shall provide Party A with the design specifications for the construction of the ancillary facilities. The infrastructure of the ancillary facilities constructed by Party A shall satisfy the requirements of Party B to ensure Party B’s normal construction and production with respect to the Project. Party B shall be responsible for the construction of other ancillary facilities.

8. Within one month after the signing of this Agreement, Party B shall organize a new company with independent legal existence in Yidu City, Hubei Province, and the newly organized company shall implement the Projects with the corresponding obligations, rights and interests.

VI. Application for Land Use Right Certificate and Related Building Ownership Certificate for the Project

1. Following the approval of the Project by the relevant government authority, upon issuance of the Payment Notice by the relevant authority responsible for the state land and resources administration in Yidu, Party B shall pay the remaining balance of Land Grant Fee, and submit related materials to the relevant authority for its inspection and acceptance. Within 12 months after Party B has commenced the construction of the Project, the land and resources administration department of Party A shall issue the land use right certificate for phase I of the Project to Party B; the land use right certificate for the rest of the Project Land shall be issued prior to commencement of operation at the Project. Before the commencement of construction by Party B, the land and resources administration of Party A shall have issued a preliminary approval for the use of the Project Land.

2. Application for Building Ownership Certificate of the Project: the real estate management department of Party A shall issue Building Ownership Certificates with respect to the buildings constructed by Party B for the Project within 30 days after such buildings have passed inspection upon submission of the relevant materials by Party B.

VII. Project Submission and Approval

1. Party A shall designate personnel to assist Party B with respect to the application of approval on various matters of the Project, including environment impact assessment, project review and acceptance, fire protection, safety and other examination matters of the Project.

2. Party A shall provide a list of documents and material required for the relevant applications, and Party B shall, according to the provisions of relevant laws and regulations, submit such documents and material to Party A. Party A shall designate personnel to assist Party B in the relevant examining and approval procedures.

VIII. Project Planning and Management

1. Once the nature and term of the land use right for the Project Land are determined in accordance with the relevant policies, Party B shall not change the use of the land so determined and all the construction plans shall satisfy the planning requirements and shall be submitted to Party A’s relevant department for examination, approval and record keeping.

2. Party A shall permit Party B to recruit, through a bidding process, qualified construction teams for the Project according to the relevant rules; provided, that such construction teams shall be subject to the quality and safety supervision by the relevant authorities.

3. Before commencing construction of the Project, Part B shall pass the environmental impact assessment and safety production assessment. Upon completion of the Project, it shall pass the relevant inspection, and shall be subject to environmental and safety inspection and surveillance. Party B shall assume all responsibility with respect to any environmental and safety issues.

IX. Labor Employment for the Project

1. Party A shall permit Party B to independently recruit employees; provided any recruitment shall be in compliance with the labor laws and regulations of the People’s Republic of China. As compared with candidates with similar qualifications, residents whose land is acquired for the Project shall be given preference.

2. Party B shall protect the lawful rights of the employees according to law.

X. Projects Preferential Policies

1. The Project shall qualify for preferential treatment under Yidu Municipal Policy #7 [2011] promulgated for the purposes of attracting investment.

2. Party A agrees to provide financial support to Party B by providing Party B with 100% of the portion of the farmland occupancy tax and stamp duty retained by Party A based on the relevant rules and regulations within one month after Party B has paid such tax and duty when Party B initially applies for the land use right certificate and building ownership certificate.

3. Party A shall organize a special working group consisting of the relevant municipal-level leaders (including agricultural bureau leaders and Gaobazhou Town local leaders) to coordinate and assist on the Project. Gaobazhou local government shall be responsible for any tax collection and other related issues.

4. During the construction process of the Project and after it has commenced production, Party A shall support the local financial institutions in their providing commercial loans to Party B, and Party B shall enjoy all the interest discount policies according to the relevant rules and regulations.

5. During the construction process of the Project and after production has commenced, Party A shall assist Party B in applying for various state and local funding for the Project.

6. If new states policies are promulgated that are relevant to the Project, such new policies shall govern.

XI. Liabilities of Breaching the Agreement

1. Party A and Party B shall voluntarily perform this Agreement. Both parties shall seek solutions through friendly consultation with respect to any force majeure event that affects the performance of the Agreement.

2. In the event that Party B fails to commence the construction of the Project within 6 months after Party A has delivered the land, Party A shall be entitled to reclaiming the portion of the land on which Party B has not commenced construction based on the original Land Grant Fee. In the event that the amount of Party B’s investment in the fixed assets of the Project fails to reach the amount provided in Article III, Party A shall have the right to disqualify Party B for the various preferential policies and request Party B to pay additional land grant fees based on the market price of land in similar locations as the Project Land. After commencing construction, in the event that Party B does not make sufficient investment or conduction operation in accordance with this Agreement, then Party A shall have the right to reclaim the portion of the Land that remains idle.

3. In the event that Party A delays delivering the Land for more than 3 months, Party B shall have the right to terminate this Agreement, and Party A shall, within 15 days after receiving the termination notice from Party B, refund the Land Grant Fee paid by Party B and shall pay Party B the interest that should have accrued on such Land Grant Fee so paid based on the interest set by law for the period starting from the date when Party A receives the Land Grant Fee to the date the Land Grant Fee is refunded to Party B.

4. In the event that Party B fails to pay the relevant portion of the Land Grant Fee within 15 business days in accordance with the Agreement, Party A has the right to terminate this Agreement.

5. Party A or Party B’s failure to perform, in whole or in part, the Agreement shall be considered a breach of the agreement, unless such failure is the result of any force majeure.

6. In the event any party hereto breaches the Agreement, which leads to a nonperformance of this Agreement, the breaching party shall bear the liabilities as a result of the breach of the Agreement and compensate the non-breaching party any direct economic losses.

XII. Dispute Resolution for the Project

1. In the event of any dispute during the performance of the Agreement, both parties shall attempt to resolve the dispute through friendly consultation.

2. In the event that any dispute is not able to be resolved through consultation between the parties hereto, it shall be submitted to a competent arbitration committee.

XIII. Miscellaneous

1. With respect to matters not covered by the Agreement, the parties hereto may enter into a supplementary agreement which shall have the same force and effect as the Agreement.

2. The Agreement shall be executed in 6 original copies, with each party hereto holding three original copies, which shall have equal force and effect.

3. The Agreement shall become effective when the legal representatives of both parties shall have affixed his/her signature and seals on the Agreement.

Party A: Yidu Municipal People’s Government
Legal Representative:  /s/ Lianfeng Luo

Party B: SkyPeople Juice Group Company Limited
Legal Representative:  /s/ Hongke Xue

October 29, 2012